EXHIBIT (c)(xii)

Establishment of Queensland Government Consulting Services and Changes to Queensland Treasury Corporation’s Capital Markets Board and Executive Leadership Team

Establishment of Queensland Government Consulting Services

On July 1, 2025, Queensland Treasury Corporation established a new business unit, Queensland Government Consulting Services (QGCS), to provide quality in-house consultancy services and support to Queensland Government departments. This new division within Queensland Treasury Corporation is aligned with the Queensland Government’s aim to reduce reliance on external consultants and empower the public service. Ms. Giselle Hodgson has been appointed as Managing Director of QGCS, commencing November 10, 2025.

Changes to Queensland Treasury Corporation’s Capital Markets Board

The following changes to Queensland Treasury Corporation’s Capital Markets Board have occurred since the Form 18-K/A was filed on June 27, 2025:

•

Mr. Steve Johnston has been appointed to Queensland Treasury Corporation’s Capital Markets Board with effect from October 1, 2025. Mr. Johnston will be replacing Mr. Damien Frawley as Chair of the Queensland Treasury Corporation’s Capital Markets Board with effect from January 1, 2026. Mr. Johnston’s biography is set out below; and

•	Ms. Tricia Ho-Hudson has been appointed to Queensland Treasury Corporation’s Capital Markets Board with effect from October 1, 2025. Ms. Ho-Hudson’s biography is set out below; and

•	Ms. Karina Kwan has been appointed to Queensland Treasury Corporation’s Capital Markets Board with effect from November 1, 2025. Ms. Kwan’s biography is set out below; and

•	Mr. Berkeley Cox has been appointed to Queensland Treasury Corporation’s Capital Markets Board with effect from November 1, 2025. Mr. Cox’s biography is set out below.

Changes to Queensland Treasury Corporation’s Executive Leadership Team

The following changes to Queensland Treasury Corporation’s executive leadership team have occurred since the Form 18-K/A was filed on June 27, 2025:

•	Ms. Giselle Hodgson has been appointed to the newly created role of Managing Director, QGCS with effect from November 10, 2025;

•	Ms. Maryanne Kelly has been appointed Managing Director, Advisory Division with effect from October 1, 2025. She has served as Acting Managing Director, Advisory Division since December 18, 2024; and

•	Ms. Jody Keys has been appointed Chief Operating Officer and Managing Director, Business Services Division with effect from October 2, 2025.

Biographies

Mr. Steve Johnston

Mr. Johnston is a highly respected financial leader with extensive experience in the insurance and financial services sector.

He has served as Chief Executive Officer and Managing Director of Suncorp Group since 2019. Mr. Johnston joined Suncorp in 2006 and has held a range of executive roles, including Group Chief Financial

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Officer, Deputy CFO, and Executive General Manager, Investor Relations and Corporate Affairs. Prior to joining Suncorp, Mr. Johnston held senior positions at Telstra and within the Queensland Government.

Mr. Johnston has been a Director of the Insurance Council of Australia since August 2021 and commenced his term as Chair in January 2025.

Mr. Johnston holds a Bachelor of Business (Management and Public Administration).

Ms. Tricia Ho-Hudson

Ms. Ho-Hudson is a senior finance executive with over 15 years’ experience in ASX 10 companies.

She is an Honorary Associate at the University of Sydney Business School and Deputy Chair at Spare Parts Puppet Theatre.

Ms. Ho-Hudson was Executive General Manager, Group Finance at Wesfarmers between 2021 and 2025. Prior to joining Wesfarmers, she was Group Treasurer at Endeavour Group and Woolworths Group, and Head of Capital and Regulatory Strategy at Commonwealth Bank. She has also held directorships at Wespine Industries, Preferred Capital Limited, CBFC Limited, CBFC Leasing Pty Limited, and various subsidiaries of Commonwealth Bank and Wesfarmers in Australia and New Zealand.

Ms. Ho-Hudson holds a Bachelor of Commerce (Economics), a Bachelor of Laws, and a Master of Laws from Monash University, as well as a Master of Applied Finance from Macquarie University.

Ms. Karina Kwan

Ms. Kwan is an experienced non-executive director with over 35 years’ financial services experience.

She is currently a non-executive director at Export Finance Australia, HSBC Bank Australia and WAM Active Limited. She is also an Adjunct Professor (Finance) at the University of Sydney Business School.

Ms. Kwan was previously General Manager, Group Support Services Finance at Commonwealth Bank, and held senior roles at Citi including Chief Financial Officer (Australia and New Zealand), Financial Controller, and Corporate Treasurer (Australia and New Zealand). Her past directorships include Newcastle Permanent Building Society, Kyckr Limited, MLC Superannuation Funds, Learning Links, and Women in Banking and Finance. She was also an Advisory Board member at Zapto and 1WordFlow.

Ms. Kwan holds a Bachelor of Economics (Accounting and Commercial Law) from the University of Sydney and a Graduate Diploma of Applied Finance from FINSIA (formerly the Securities Institute of Australia). She is a Fellow of CPA Australia and a Graduate of the Australian Institute of Company Directors.

Mr. Berkeley Cox

Mr. Cox has extensive experience advising financial institutions and corporates in Australia.

He is currently a director at BC Cox Advisory. Previously, Mr. Cox was a Partner at King & Wood Mallesons from 2001 to 2024, and served as the firm’s Chief Executive Partner for Australia from 2017 to 2022.

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Mr. Cox holds a Bachelor of Laws from Queensland University of Technology.

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